Exhibit 10.49

RESPIRONICS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.	Purpose. The purpose of this Respironics, Inc. Supplemental Executive Retirement Plan (hereinafter, the “Plan”) is to permit a select group of management and highly compensated employees of RESPIRONICS, INC. (“Respironics”) and its subsidiaries to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2.	Effective Date. The Plan shall be effective as of June 1, 2003.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Accounts available for each Participant shall be identified as:

(a)	Retirement Account; and

(b)	In-Service Account.

2.2.	Beneficiary. “Beneficiary” means the person(s) designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3.	Beneficial Ownership. “Beneficial Ownership” shall be determined as provided in Rule 13d-3 under the Exchange Act.

2.4.	Board. “Board” means the Board of Directors of the Company.

2.5.	Change in Control. A “Change in Control” shall occur upon:

(a)	The Company’s acquisition of actual knowledge that any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company, a Subsidiary or any employee benefit plan(s) sponsored by the Company has acquired the Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person to 20% or more of the Voting Power of the Company;

(b)	The occurrence of the date provided for in action by the Board, if any, to require election of the Committee as provided in Section 7.5 of this Plan, following the making of a Tender Offer to acquire securities of the Company entitling the holders thereof to 20% or more of the Voting Power of the Company; or

(c)	The occurrence of the date provided for in action by the Board, if any, to require election of the Committee as provided in Section 7.5 of the Plan, following the making of a solicitation subject to Rule 14a-11 under the Exchange Act (or any successor Rule) relating to the election or removal of 50% or more of the members of any class of the Board by any person other than the Company; or

(d)	The shareholders of the Company’s approval of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the shareholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 10% of the consolidated assets of the Company immediately prior to the transaction.

2.6.	Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VII. The Committee shall consist of Daniel J. Bevevino, Vice President and Chief Financial Officer; James C. Woll, Vice President and Corporate Controller; William R. Wilson, Vice President – Human Resources; and Kathy Dober, Director of Compensation and Benefits, and may change from time to time as designated by the Board.

2.7.	Company. “Company” means Respironics, Inc., a Delaware corporation, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.8.	Compensation. “Compensation” means the base salary, commission, and bonus or incentive compensation payable to a Participant with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Internal Revenue Code of 1986, as amended, (the “Code”), or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation other than as provided in the first sentence of this Section is subject to Committee approval.

2.9.

Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III. The Deferral Commitment shall apply to each payment of salary, commission, incentive and/or bonus payable to a Participant, and shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in whole percentages and shall be made in a form acceptable to the Committee. A Deferral Commitment shall remain in effect until amended or revoked as provided under Section 3.5, below.

2.10.	Deferral Period. “Deferral Period” means each calendar year, except that the initial Deferral Period shall begin on the effective date of the Plan and end on December 31, 2003; provided, however, that deferrals may not be made with respect to Compensation for services rendered prior to participation in the Plan.

2.11.	Determination Date. “Determination Date” means each calendar day.

2.12.	Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code, as determined by a physician approved by the Committee or its delegate.

2.13.	Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.4, below.

2.14.	Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.15.	Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.16.	Interest. “Interest” means the hypothetical amount credited to a Participant’s Account(s) on each Determination Date, which may include interest, dividends, gains and losses and which shall be based on the Valuation Funds chosen by the Participant in a manner consistent with Section 4.3, below. Such credits to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.17.	Participant. “Participant” means any employee who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who has elected to defer Compensation under this Plan in accordance with Article III, below or is credited with a Discretionary Contribution under this Plan in accordance with Section 4.4, below. Such employee shall remain a Participant in this Plan for the period of deferral and until such time as all vested benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.18.	Plan. “Plan” means this Respironics, Inc. Supplemental Executive Retirement Plan as amended from time to time.

2.19.

Separation from Service. “Separation from Service” means, for any Participant, such Participant’s death, retirement, voluntary or involuntary termination of employment, Disability or any other absences or termination that cause such Participant to cease to be an employee of the Company. Retirement means the termination of employment with the Company by the Participant after attaining age fifty-five (55).

2.20.	Subsidiary. “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.21.	Tender Offer. “Tender Offer” means a tender offer or exchange offer to acquire securities of a corporation (other than such an offer made by the Company or a Subsidiary), whether or not such offer is approved or opposed by the Board.

2.22.	Unforeseeable Emergency. “Unforeseeable Emergency” means an unanticipated emergency caused by an event that is beyond the control of the Participant or Beneficiary and that would result in severe financial hardship to the Participant or Beneficiary if an early hardship withdrawal were not permitted. For purposes of the Plan, a hardship shall be considered to constitute an immediate and unforeseen financial hardship if the Participant or Beneficiary has an unexpected need for cash to pay for expenses incurred by him or a dependent (within the meaning of Code Section 152(a)) such as illness, casualty loss, or death. Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses will not be considered to be the result of an unforeseeable financial emergency.

2.23.	Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and does not represent, nor should it be interpreted to convey, any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.

2.24.	Voting Power. “Voting Power” of the Company means such number of the Voting Shares of the Company as shall enable the holders thereof to cast such percentage of all of the votes that could be cast in an annual election of directors (without consideration of the rights of any other class of stock other than the Company’s Common Stock to elect directors by a separate class vote). “Voting Shares” means all securities of the Company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any other class of stock other than the Company’s Common Stock to elect directors by a separate class vote).

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

(a)	Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of the Company who are designated by management, from time to time, and approved by the Committee, and who make up a group of management or highly compensated employees consistent with maintaining this Plan as an Unfunded Plan as provided in Section 10.1.

(b)	Participation. An employee’s participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate, and completion and submission of a Deferral Commitment, an Allocation Form, and a Distribution Election to the Committee no later than fifteen (15) days prior to the beginning of the Deferral Period.

(c)	First-Year Participation. When an individual first becomes eligible to participate in this Plan during a Deferral Period, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Deferral Commitment will be effective only with regard to Compensation earned following submission of the Deferral Commitment to the Committee.

3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment in the form permitted by the Committee. The Deferral Commitment shall specify the following:

(a)	Deferral Amounts; Accounts. Subject to the last sentence of this Section 3.2, a Deferral Commitment shall be effective with respect to each payment of salary, commission, incentive and/or bonus payable by the Company to a Participant during the Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Accounts, except that no deferral shall be made to an Account at the same time that a distribution is to be made from that Account. The Participant shall set forth the amount to be deferred as a full percentage of salary, commission, incentive and/or bonus (the Participant may designate a different percentage of each item that is to be deferred under this Plan). The percentage specified shall apply equally to each periodic payment of salary, commission, incentive and/or bonus during the Deferral Period, subject to the last sentence of this Section 3.2.

(b)	Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

(c)	Maximum Deferral. The maximum amount of each payment of base salary that may be deferred shall be seventy-five percent (75%), and the maximum amount of each payment of commission, bonus or incentive compensation that may be deferred shall be one hundred percent (100%).

(d)	Minimum Deferral. The minimum amount of each payment of base salary that may be deferred shall be one percent (1%), and the minimum amount of each payment of commission, bonus or incentive compensation that may be deferred shall be one percent (1%).

Notwithstanding anything to the contrary, no Deferral Commitment shall be effective for a Participant who has made a hardship withdrawal from the Company’s tax qualified plan maintained under section 401(k) of the Code (a) for a period of 6 months from the date of such hardship withdrawal, if the hardship withdrawal has been made in reliance on Treasury Regulation § 1.401(k)-1(d)(2)(iii)(B) and the deferred compensation would constitute an employee elective contribution or employee contribution under an employer plan within the meaning of Treasury Regulation § 1.401(k)-1(d)(2)(iii)(B)(3) or any successor regulation or (b) for such other period as required for suspension of deferred compensation pursuant to the provisions of such tax qualified plan.

3.3.	Period of Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for the next succeeding Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee in a form acceptable to the Committee no later than fifteen (15) days prior to the beginning of a subsequent Deferral Period.

3.4.	Commitment Limited by Termination or Disability. If a Participant suffers a Disability or terminates employment with the Company for any reason prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or termination.

3.5.	Modification of Deferral Commitment. Except as provided in Section 3.3 or 3.4 above, or Section 5.4 below, and subject to the limitations of the Deferral Commitment as provided in the last sentence of Section 3.2, a Deferral Commitment shall be irrevocable by the Participant during a Deferral Period.

3.6.

Change in Employment Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant and no Discretionary Contribution will be made for such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1, above. If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Committee may, in its sole discretion terminate any Deferral Commitment and Discretionary Contributions for that year, prohibit the Participant from making any future Deferral Commitments, receiving Discretionary Contributions and/or distribute the

Participant’s Account Balances in accordance with Article V of this Plan as if the Participant had terminated employment with the Company as of that time.

3.7.	Defaults in Event of Incomplete or Inaccurate Deferral Commitments. In the event that a Participant submits a Deferral Commitment to the Committee that contains information which, in the sole discretion of the Committee, is incomplete or inaccurate, the Committee shall be authorized to assume the following, and such assumptions shall be communicated to the Participant:

(a)	If no Account is listed – assume Retirement Account was selected;

(b)	If Accounts listed equal less than 100% – assume balance is deferred into Retirement Account;

(c)	If Accounts listed equal more than 100% – assume proportionate reduction to each Account selected;

(d)	If no Valuation Fund is selected – assume a Money Market type Fund was selected;

(e)	If Valuation Fund(s) selected equal less than 100% – assume that Money Market Fund was selected for balance;

(f)	If Valuation Fund(s) selected equal more than 100% – assume proportionate reduction to each Valuation Fund selected;

(g)	If no Distribution Election is chosen – assume lump sum for In-Service Account and three (3) year for Retirement Account was selected; and

(h)	If no time of payment is chosen for In-Service Account – assume the earliest possible date available under the provisions of Section 5.2 below was selected.

ARTICLE IV - DEFERRED ACCOUNT

4.1.	Accounts. The Compensation deferred by a Participant under the Plan, any Discretionary Contributions and Interest shall be credited to the Participant’s Account(s). Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral of compensation that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.

Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant on the day on which the compensation deferred would have otherwise been payable to the Participant. Any Discretionary Contributions shall be credited to the appropriate Account(s) as provided in Section 4.4. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law may be withheld from the Participant’s corresponding non-deferred portion of the Compensation.

4.3.	Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be deemed to be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant may also reallocate the balance in each Valuation Fund among the other available Valuation Funds as of the next succeeding Determination Date, but in no event shall such re-allocation occur more frequently than daily. The election of deemed investments among the options provided shall be the sole responsibility of each Participant. The Company and Committee members are not authorized to make any recommendation to any Participant with respect to such election. Each Participant assumes all risk connected with any adjustment to the value of his or her Account. Neither the Committee nor the Company in any way guarantees against loss or depreciation.

4.4.	Discretionary Contributions. Company may, but shall not be obligated to, make Discretionary Contributions to a Participant’s Account. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Compensation Committee of the Board, or the Board in its sole discretion. A Participant must be employed by the Company on the date that any Discretionary Contributions are credited to the Participant’s Account. When an individual first becomes eligible to participate in this Plan during a Deferral Period, any Discretionary Contribution awarded to such Participant shall be prorated based upon the number of months that he or she was a Participant during such Deferral Period. Unless the Committee specifies otherwise, such Discretionary Contribution shall be allocated to the Retirement Account.

4.5.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

(a)	New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

(b)	Company Contributions. Each Account shall be increased by any Discretionary Contributions credited since such prior Determination Date as set forth above in sections 4.1 and 4.4 or as otherwise directed by the Committee.

(c)

Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

(d)	Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.

4.6.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:

(a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon.

(b)	Discretionary Contributions. Participants in the Plan who were employees of the Company prior to February 1, 2003 shall be one hundred percent (100%) vested at all times in any Discretionary Contributions and Interest thereon. Participants in the Plan who became employees of the Company on or after February 1, 2003, or become eligible to participant in the Plan on or after June 1, 2003 shall become one hundred percent (100%) vested in any Discretionary Contributions and Interest thereon upon the Participant’s having attained five (5) Years of participation in this Plan. In the event of a Change in Control, all Participants shall immediately become one hundred percent (100%) vested in any Discretionary Contributions and Interest thereon.

4.7.	Loans. No loans to Participants of amounts credited to a Participant’s Account shall be permitted.

4.8.	Statement of Accounts. The Committee shall provide to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.

ARTICLE V - PLAN BENEFITS

5.1.	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant following the Participant’s Separation from Service with the Company. Distribution of the vested portion of a Participant’s Retirement Account shall be made in a lump sum, except that if the payment under this provision is a result of the Participant’s retirement, then the benefit may be paid in annual installments if so indicated on the Participant’s Distribution Election. The first payment to the Participant, or Beneficiary in the event of the Participant’s death shall be made as promptly as administratively practicable following the Separation from Service.

5.2.

In-Service Account. The vested portion of a Participant’s In-Service Account with respect to a particular Deferral Period shall be distributed to the Participant in the year elected by the Participant in the Deferral Commitment for such Deferral Period which designated a portion of the Compensation deferred be allocated to the In-Service Account, but in no event shall the date selected be earlier than the first day of the sixth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. The first payment to the Participant, or Beneficiary in the event of the Participant’s death shall be as promptly as administratively practicable pursuant to the Participant’s elected distribution. Distribution of the vested portion of the Participant’s In-Service Account shall be made in a lump sum or annual installments as indicated on the Participant’s Distribution Election; provided, however, if the Participant terminates employment with the Company prior to the year so chosen by the Participant and the Participant’s Distribution Election with respect to his or her Retirement Account would require earlier distribution, the vested portion of the In-Service Account shall be added to the Retirement Account as of the date of termination of service and shall be paid in accordance with the provisions of Section 5.1, above.

5.3.	Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, the Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment as promptly as administratively practicable following the Participant’s death. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.4.	Hardship Distributions. Notwithstanding the terms of any Deferral Commitment made by a Participant hereunder, the Committee may, in its sole discretion, permit the withdrawal of all or a portion of the vested amounts credited to a Participant’s Account, upon the request of the Participant or the Participant’s representative, or following the death of a Participant upon the request of a Participant’s Beneficiary or such Beneficiary’s representative, if the Committee determines that the Participant or Beneficiary, as the case may be, is confronted with an Unforeseeable Emergency. The Participant or Beneficiary shall provide to the Committee such evidence as the Committee may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted. Any withdrawal under this Section shall be limited to the amount necessary to meet the emergency. Payment shall be made, as soon as practicable after the Committee approves the payment and determines the amount of the payment, in a single lump sum from the portion of the Account for Deferral Periods with the longest number of installment payments being first (from deferred compensation first and then from Discretionary Contributions for the same Deferral Period), and then from the portion of the Account representing Deferral Periods with the latest payment commencement dates first (from deferred compensation first and then from Discretionary Contributions for the same Deferral Period), in each case in accordance with Section 4.5(c).

5.5.

Form of Payment. Unless otherwise specified in Section 5.1, 5.2, 5.3, or 5.4, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election, which Distribution Election shall be filed by the Participant when the Participant files his or her Deferral

Commitment with respect to any particular deferral period. The Distribution Election filed for any such deferral period shall govern deferrals made for such Deferral Period together with Interest thereon and is irrevocable. The permitted forms of benefit payments are:

(a)	A lump sum amount which is equal to the vested Account balance; and

(b)	Annual installments for a period of up to ten (10) years (or in the event of payment of the In-Service Account, a maximum of five (5) years) where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

5.6.	Small Account. If the total of a Participant’s vested, unpaid Account balance as of the time the payments are to commence from the Participant’s Account is less than $10,000, the remaining unpaid, vested Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.7.	Withholding; Payroll Taxes. The Company may withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.8.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.9.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant predeceases the Participant or dies before complete distribution of the Participant’s benefits, the Participant’s benefits under this Plan shall be payable to the Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary or the Participant’s estate shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.	Committee Duties. This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except in the event of a Change in Control as provided in Section 7.5 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.	Agents. The Committee may, from time to time, employ agents, including employees of the Company, and delegate to them such administrative or other duties as are required under the Plan and as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of such member’s gross negligence or willful misconduct.

7.5.	Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. No amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.	Claims and Appeals Procedure. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable. The Committee shall establish a claims procedure that is in accordance with Company policies and that is intended to afford a reasonable opportunity to any Claimant for a full and fair review of any adverse decision of the Committee with respect to a Claimant’s claim or request.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.	Amendment. The Company, acting through the Board or the Board’s authorized delegate, may at any time amend the Plan by written instrument, notice of which is given to all Participants and to any Beneficiary receiving installment payments, provided, however, that no amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given.

9.2.	Termination of the Plan. The Company, acting through the Board or the Board’s authorized delegate, may at any time suspend or terminate the Plan as follows:

(a)	Suspension. The Board may suspend the Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a suspension occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such suspension.

(b)	Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of complete termination, the Plan shall cease to operate and Company shall distribute each Account to the appropriate Participant. Payment shall be made as a lump sum or in the number of annual installments indicated below based on the sum of the Participant’s Account Balances at the time of termination of the Plan by the Board where the annual payment shall be equal to the balance of the Accounts immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments indicated below and is reduced by one (1) in each succeeding year:

Account Balance	Payout Period
Less than $10,000	Lump Sum
$10,000 but less than $50,000	3 Years
More than $50,000	5 Years

Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant in accordance with Section 4.3.

ARTICLE X - MISCELLANEOUS

10.1.	Unfunded Plan. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company’s obligations under the Plan shall be unfunded and unsecured promises to pay. Except as expressly set forth in this Section 10.1, the Company shall not be obligated under any circumstance to fund its financial obligations under this Plan. It may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under ERISA, or the Code and provided, further, that any trust created by the Company and any assets held by such trust to assist the Company in meeting its obligations under the Plan will conform to the terms of any model rabbi trust, as then promulgated by the Internal Revenue Service. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2.	Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, the Company and shall not be an obligation of another company.

10.3.	Unsecured General Creditor. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any assets of the Company. To the extent that any Participant or Beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and Beneficiary shall at all times have the status, of a general unsecured creditor of the Company.

10.4.

Nonalienation/Nonassignability. Except as may be required by law, neither the Participant nor any Beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or Beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or Beneficiary hereunder, nor shall the Participant’s or Beneficiary’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or Beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or Beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any Beneficiary, or any legal process.

10.5.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.6.	Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.7.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles, except as preempted by federal law.

10.8.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail or recognized overnight delivery service. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the third business day following the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address at 1010 Murry Ridge Lane, Murrysville, Pennsylvania, Attention: Vice President, Human Resources. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.10.	Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

EXHIBIT A

Valuation Fund Options (2003)

Sun Capital Money Market Fund

PIMCO Total Return Portfolio

Lord Abbett Series - Growth and Income Portfolio

MFS/Sun Life Total Return Series (SC)

Dreyfus Stock Index Fund, Inc. (Initial Shares)

INVESCO VIF-Small Company Growth Fund

AIM V.I. International Growth Fund

SC Blue Chip Mid Cap Fund

Scudder VIT Small Cap Index (Class B)

Sun Capital All Cap Fund